Exhibit 99.2

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Product sales	$8,078,657	$5,030,313	$15,584,578	$10,942,947

Cost of product sales	6,742,341	5,260,305	13,017,261	10,266,629

Gross profit	1,336,316	(229,992)	2,567,317	676,318

Selling, general, and administrative expenses	1,199,389	1,084,995	2,300,739	2,250,917

Income (loss) from operations	136,927	(1,314,987)	266,578	(1,574,599)

Other income, net	19,025	90,851	69,501	170,021

Net income (loss) before income taxes	155,952	(1,224,136)	336,079	(1,404,578)
Income tax provision (benefit)	52,119	(269,832)	136,284	(307,120)

Net income (loss)	$103,833	$(954,304)	$199,795	$(1,097,458)
Other comprehensive income
Net unrealized gains on available for sale securities	8,169	8,701	10,206	8,701
Reclassification adjustment for gains included in net income	-	-	(16,237)	-
Total other comprehensive income	8,169	8,701	(6,031)	8,701
Comprehensive income (loss)	112,002	(945,603)	193,764	(1,088,757)

Net income (loss) per basic common share	$0.01	$(0.07)	$0.01	$(0.08)

Weighted average number of basic common shares outstanding	14,525,960	14,519,215	14,525,960	14,519,215

Net income (loss) per diluted common share	$0.01	$(0.07)	$0.01	$(0.08)

Weighted average number of diluted common shares outstanding	14,577,433	14,519,215	14,560,672	14,519,215

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	June 28, 2025	December 28, 2024
ASSETS

Current assets:
Cash and cash equivalents	$2,374,037	$3,280,687
Marketable securities, at fair value	1,044,925	1,031,001
Accounts receivable-trade	5,602,703	4,858,208
Accounts receivable-other	416,029	177,068
Inventories, net	5,198,246	4,331,066
Prepaid expenses and other current assets	263,636	480,986
Total current assets	14,899,576	14,159,016
Property and equipment:
Production equipment	10,659,948	10,382,379
Furniture and office equipment	910,310	891,921
Leasehold improvements	997,830	997,830
Total cost	12,568,088	12,272,130
Accumulated depreciation and amortization	(10,698,945)	(10,377,756)
Construction in progress	78,834	108,874
Net property and equipment	1,947,977	2,003,248
Intangible assets	21,363	-
Right-of-use lease asset	108,000	186,000
Deferred taxes, net	2,392,854	2,528,682
Total Assets	$19,369,770	18,876,946

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	-	8,130
Accounts payable	3,286,223	3,053,712
Accrued expenses	1,036,463	913,279
Deferred revenue	30,384	172,429
Lease liability, current portion	108,000	160,000

Total current liabilities	4,461,070	4,307,550

Deferred revenue – long term	31,277	31,277
Long term lease liability	-	26,000

Total liabilities	4,492,347	4,364,827
Commitments & Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 14,661,487 shares; outstanding 14,525,960 shares at each June 28, 2025 and December 28, 2024	146,615	146,615
Additional paid-in capital	40,751,927	40,580,387
Accumulated other comprehensive income	9,469	15,500
Accumulated deficit	(25,690,450)	(25,890,245)
Less cost of 135,527 common shares repurchased at each June 28, 2025 and December 28, 2024	(340,138)	(340,138)

Total stockholders’ equity	14,877,423	14,512,119

Total liabilities and stockholders’ equity	$19,369,770	$18,876,946